CONTACT:
                                          William H. Parke
                                          (847) 286-5998

                                          FOR IMMEDIATE RELEASE:
                                          July 22, 1999


            SEARS REPORTS SECOND-QUARTER 1999 RESULTS
            Earnings Per Share Increase on Strength of Credit Business

     HOFFMAN ESTATES, Ill. -- Sears, Roebuck and Co. reported second-quarter 1999 net income of $331 million, or $0.86 per share, compared with reported 1998 second-quarter net income of $336 million, or $0.85 per share. Second-quarter 1998 earnings included non-comparable income of $18 million, or $0.05 per share, related to the positive impact of SFAS No. 125 accounting. Excluding this non-comparable item, earnings per share were $0.80 in the second quarter of 1998 compared with second-quarter 1999 earnings per share of $0.86, a 7.5 percent increase.
     The earnings per share increase was primarily due to the continuing improvement of the credit business. "Our actions and investments in our credit operations have been successful in significantly improving the quality of our portfolio and our financial performance in this area," said Chairman and Chief Executive Officer Arthur C. Martinez. Earnings per share also benefited from the repurchase of Sears shares during the past year.
    Operating earnings from the company's international segment rose 22 percent from the year-ago quarter. "We are pleased with the continuing strong performance of Sears Canada," Martinez said. "Results in our domestic retail and services segments were not indicative of our long-term objectives for those businesses."
     For the first six months of 1999, net income was $477 million, or $1.24 per share, compared with $469 million, or $1.19 per share, for the first half of last year. The year-ago period included non-comparable income of $39 million, or $0.10 per share, related to SFAS No. 125. Excluding this non-comparable item, earnings per share increased 13.8 percent over the first half of last year.

                                 -more-


Page 2

Revenues

     Revenues for the second quarter were $9.99 billion, compared with $10.31 billion for the same period a year ago. The revenue comparison reflects the company's divestitures of its HomeLife furniture and Western Auto businesses and lower revenue in its credit business. Excluding the impact of business divestitures, retail revenues rose 2.7 percent in the quarter. Domestic comparable store sales rose 1.0 percent on top of 2.9 percent in the second quarter of 1998.
     "Hardgood sales continued to post solid gains in the quarter, led by home appliances, electronics and home office equipment," said Martinez. "In softgoods, we are encouraged by the performance of our proprietary apparel brands, including Crossroads and Apostrophe for women, Fieldmaster for men and TKS for children. These names continue to build a connection with our customer, who is responding to their increased fashion content, deeper assortments and enhanced presentation and value."
     Services revenues were $807.7 million in the quarter, an increase of 1.3 percent from a year ago, reflecting increases in both the Home Services and Direct Response businesses. Second-quarter credit revenues declined 13 percent from a year ago, to $973.4 million, primarily due to lower late fee income and a reduction in the level of owned credit card receivables.

Gross margin and selling and administrative costs

    Consolidated gross margin as a percent of merchandise sales and services was
25.9 percent in the second quarter of 1999 compared with 26.0 percent in the comparable 1998 period. The comparison reflects a higher level of promotional activity in the retail segment, partially offset by margin improvement at Sears Canada.
     Selling and administrative expense as a percentage of total revenues was
20.5 percent in the second quarter of 1999 compared with 20.0 percent a year ago. The increase reflects higher credit collection and systems expenses, as well as the company's expanded e-commerce initiatives. In the retail segment, the company achieved year-over-year leverage on operating expenses, reducing expenses as a percent of sales.

                                -more-

Page 3

Provision for uncollectible accounts

     In the second quarter of 1999, the provision for uncollectible accounts was $215 million, a 39 percent decrease from $355 million in the second quarter of 1998. The decrease in the provision is due to improvement in portfolio quality as well as a decrease in the level of owned credit card receivable balances.

     This release may contain forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by Sears with the SEC, specifically the most recent reports on Form 8-K and Form 10-K, which indentify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including competitive conditions in the retail industry, changes in consumer spending, consumer responses to changes in advertising and other marketing efforts, general North American economic conditions and normal business uncertainty. While Sears believes its assumptions are reasonable, it cautions that it is impossible to predict the impact of certain factors that could cause actual results to differ materially from predicted results.

     Through its network of 848 full-line stores and more than 2,100 specialty stores, Sears provides apparel, home and automotive products and related services for families throughout America, serving nearly 60 million households.

                                    #  #  #  #



SEARS, ROEBUCK AND CO.
CONSOLIDATED INCOME


                         For the 13 Weeks Ended        For the 26 Weeks Ended
                      July 3,1999 and July 4,1998   July 3,1999 and July 4,1998
(millions, except
earnings per share)      1999    1998      %Change  1999      1998    %Change
Revenues
 Merchandise and services $8,955  $9,128   -1.9%    $16,864   $17,153  -1.7%
 Credit revenues           1,037   1,186  -12.6%      2,165     2,394  -9.6%
   Total revenues          9,992  10,314   -3.1%     19,029    19,547  -2.7%

Costs and expenses
 Cost of sales, buying
  and occupancy            6,640   6,754   -1.7%     12,675    12,838  -1.3%
 Selling and
  administrative           2,045   2,067   -1.1%      3,968     4,016  -1.2%
 Depreciation and
  amortization               215     211    1.9%        424       419   1.2%
 Provision for
  uncollectible accounts     215    355   -39.4%        506       749  -32.4%
 Interest                    313    361   -13.3%        647       737  -12.2%
  Total costs and expenses 9,428  9,748    -3.3%     18,220    18,759   -2.9%

Operating income             564    566    -0.4%        809       788    2.7%
Other income, net            (12)     3       -        (14)         9     -

Income before income taxes
 and minority interest       552    569    -3.0%        795       797  -0.3%

Income taxes                (209)  (223)   -6.3%       (301)     (315) -4.4%

Minority interest            (12)   (10)   20.0%        (17)      (13) 30.8%

Net income                 $ 331  $ 336    -1.5%     $  477     $ 469   1.7%


Earnings per share:

 Basic                      $0.87  $0.86    1.2%     $ 1.25    $ 1.20   4.2%

 Diluted                    $0.86  $0.85    1.2%     $ 1.24    $ 1.19   4.2%

Average common and dilutive
Common equivalent shares
outstanding                383.6   395.4              384.4     394.9

SEARS, ROEBUCK AND CO.
SUPPLEMENTAL INFORMATION

(millions, except number of stores)


                        For the 13 Weeks Ended      For the 26 Weeks Ended
                    July 3,1999 and July 4,1998     July 3, 1999 and July 4,1998
                       1999       1998     %Change  1999     1998    %Change
Total Revenues:
Retail                 $7,252     $7,516   -3.5%    $13,674 $14,121  -3.2%
Services                  808        798    1.3%      1,526   1,490   2.4%
Credit                    973      1,123  -13.4%      2,036   2,263 -10.0%
International             959        877    9.4%      1,793   1,673   7.2%
 Total revenues        $9,992    $10,314   -3.1%    $19,029 $19,547  -2.7%


Operating income:
Retail                 $  173    $  199   -13.1%    $  104  $  139  -25.2%
Services                   94        97    -3.1%       169     177   -4.5%
Credit                    315       286    10.1%       610     538   13.4%
Corporate                 (63)      (53)  -18.9%      (136)   (113) -20.4%
International              45        37    21.6%        62      47   31.9%
 Total operating income $ 564     $ 566    -0.4%    $  809   $ 788    2.7%


                                      July 3,        July 4,
                                      1999           1998

Domestic inventories-LIFO            $ 4,491       $ 4,685
                    -FIFO            $ 5,183       $ 5,423

Pretax LIFO charge                   $    12       $    12


                           January 3,                Homelife  July 3,
 Domestic retail stores:     1999     Opened  Closed   Sale    1999

  Full-line stores             845      4      (1)      -       848
  Specialty formats          2,198     56     (22)    (105)   2,127
     Total                   3,043     60     (23)    (105)   2,975

Gross square feet            148.3     1.1    (0.5)   (3.8)   145.1


SEARS, ROEBUCK AND CO.
SUPPLEMENTAL INFORMATION - CREDIT SEGMENT
(millions)

The following credit information relates to the domestic managed portfolio of credit card receivables which is comprised of on-book credit card receivables, credit card receivables underlying retained interest securities and securities which have been sold to third parties. The effective financing rate is based on both domestic on-book debt of the company and securitization interest of the Sears Master Trust.


                         For the 13 weeks ended     For the 26 weeks ended
                     July 3,1999 and July 4,1998  July 3,1999 and July 4,1998
                            1999        1998        1999       1998

Average managed domestic
 credit card receivables   $26,469    $27,808      $27,039    $28,151



                                        July 3,         July 4,
                                         1999            1998
Domestic credit card receivables:
 Managed credit card receivables        $26,172         $27,725
 Securitized balances sold               (6,381)        (6,667)
 Retained interest in transferred
   credit card receivables, gross        (3,669)        (4,302)
 Other receivables                          104             202
 Owned credit card receivables          $16,226         $16,958

                       For the 13 weeks ended    For the 26 weeks ended
                   July 3,1999 and July 4,1998   July 3,1999 and July 4,1998
Domestic managed credit
 receivables:             1999        1998           1999     1998
Net interest margin:
Portfolio yield           19.37%      20.23%         19.61%   20.28%
Effective financing rate   5.74%       6.12%          5.73%    6.11%
Net interest margin       13.63%      14.11%         13.88%   14.17%

Domestic managed net
 charge-off rate(1)        7.11%       7.37%          7.08%    7.74%

(1)The 1999 managed net charge-off rate includes all of the accounts in the domestic portfolio. Twelve percent of the account balances were converted to the new Total Systems Services, Inc. ("TSYS") account processing system in October 1998, 38% were converted in March 1999, and 50% were converted in April 1999. Balances are generally charged-off earlier under the TSYS system than under the proprietary system.

                              July 3,1999   April 3,1999   Jan. 2, 1999

Domestic managed credit
card receivables-Delinquency
rate(2)                          7.29%        8.07%          9.28%

Allowance for uncollectible
 accounts                        $850         $932           $942

Allowance % of domestic owned
 credit card receivables         5.27%        5.72%          5.44%

(2)In mid-April 1999, Sears completed the conversion to the TSYS account processing system. Therefore, the July 3, 1999 delinquency rate reflects
100% of the domestic managed credit card receivable balances. At April 3, 1999 and January 2, 1999, there were 50% and 12%, respectively, of the managed credit card receivable balances on the TSYS system and delinquency rates at these dates reflect only those portions of the portfolio. Delinquency rates calculated on the Company's pre-TSYS proprietary system are not comparable to delinquencies calculated on the TSYS system due to differences in calculation methodology.



SEARS, ROEBUCK AND CO.
CONSOLIDATED BALANCE SHEET

(millions)

                                       July 3,    July 4,  January 2,
                                       1999        1998     1999
Assets
 Current Assets
 Cash and cash equivalents            $ 397       $ 450     $ 495
 Retained interest in transferred
  credit card receivables             3,600       4,302     4,294
 Credit card receivables, net        16,771      17,160    17,972
 Other receivables                      384         293       397
 Merchandise inventories              5,000       5,146     4,816
 Prepaid expenses and
  deferred charges                      604         521       506
 Deferred income taxes                  729         759       791
   Total current assets              27,485      28,631    29,271

 Property and equipment, net          6,332        6,503    6,380
 Deferred income taxes                  531          649      572
 Other assets                         1,502        1,388    1,452
  Total assets                      $35,850      $37,171  $37,675

Liabilities
 Current liabilities
  Short-term borrowings             $ 3,814       $3,588   $4,624
  Current portion of long-term
   debt and capitalized leases          612        2,865    1,414
  Accounts payable and other
   liabilities                        5,977        6,107    6,732
  Unearned revenues                     820          844      815
  Other taxes                           451          412      524
   Total current liabilities         11,674       13,816   14,109

 Long-term debt and capitalized
  leases                             14,042       13,257   13,631
 Postretirement benefits              2,258        2,479    2,346
 Minority interest and other
  liabilities                         1,593        1,434    1,523
    Total liabilities                29,567       30,986   31,609

Commitments and Contingent Liabilities

Shareholders' Equity
 Common shares                          323          323      323
 Capital in excess of par value       3,566        3,586    3,583
 Retained income                      5,149        4,447    4,848
 Treasury stock - at cost            (2,233)     (1,655)   (2,089)
 Deferred ESOP expense                 (160)       (192)     (175)
 Accumulated other comprehensive
  income                               (362)       (324)     (424)
    Total shareholders' equity        6,283       6,185     6,066

    Total liabilities and shareholders'
      equity                        $35,850     $37,171   $37,675

    Total common shares outstanding   380.3       392.3     383.5


